Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Alex Miyamoto
Under Armour, Inc.
Tel: 410.454.6578
Financial Media:
Arnold Worldwide
John Isaf
Tel: 617.587.8923
Tel: 617.587.8905

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS RECORD THIRD QUARTER 2006 RESULTS

•	Third Quarter Net Revenues Increased 47.5% to $127.7 Million; Diluted EPS of $0.32, Including $0.05 Benefit from the Impact of New State Tax Credits

•	Raises 2006 Net Revenues Outlook to $410 Million to $420 Million (+46% to +49% over 2005)

•	Raises 2006 Net Income Outlook to $38.5 Million to $39.5 Million, Including an Additional $1.0 Million Benefit from the Impact of New State Tax Credits Expected to be Recognized in the Fourth Quarter

•	Provides Preliminary Outlook for 2007; Growth in Net Revenues and Income from Operations Expected to Exceed Company’s Long-Term 20% - 25% Growth Targets

Baltimore, MD (October 31, 2006) – Under Armour, Inc. (NASDAQ: UARM) today announced financial results for the third quarter ended September 30, 2006.

Net revenues increased 47.5% in the third quarter to $127.7 million compared to net revenues of $86.6 million in the third quarter of 2005. Apparel revenues for Men’s, Women’s, and Youth increased 41.8% to $116.7 million.

Third quarter net income increased 90.4% to $16.0 million compared to $8.4 million in the same period of 2005. Diluted earnings per share were $0.32, on weighted average common shares outstanding of 49.6 million compared to $0.20 per share on weighted average common shares outstanding of 39.3 million in the third quarter of the prior year. The Company received a $2.3 million benefit to net income, or $0.05 per diluted share, as a result of the impact of new state tax credits.

“Our growth this quarter reflects the Brand’s momentum both at retail and within the entire athletic landscape,” stated Kevin A. Plank, Chairman and CEO of Under Armour, Inc. “We believe the shift away from standard cotton to performance products at all levels of sport continues to fuel growth in our core categories while also creating a demand for new product lines and tip-of-spear product extensions. We remain committed to serving the needs of the athlete with an innovative and authentic focus.”

Apparel revenues grew 41.8% for the quarter due to continued strength in the Men’s, Women’s, and Youth businesses. These businesses benefited from strength in core product categories and an increased presence of the Brand at retail. The training and compression categories were particularly strong and were the primary drivers of revenue growth.

Gross margin was 50.6% compared to 49.6% in last year’s third quarter, primarily driven by improved sourcing initiatives. Selling, general and administrative expenses were 33.4% of net revenues in the third quarter of 2006 compared to 32.9% in the same period of the prior year. This increase reflects planned investments in growth initiatives, such as international and footwear, as well as additional costs associated with being a public company.

Increasing Outlook for 2006

Based on the strength of the Brand year-to-date, Under Armour is increasing its outlook for 2006.

The Company now expects annual net revenues in the range of $410 million to $420 million, a 46% to 49% increase over 2005, and annual net income in the range of $38.5 million to $39.5 million. The Company anticipates an additional $1.0 million benefit from new state tax credits expected to be recognized in the fourth quarter, realizing an effective tax rate of 33.6% for the full year. The Company continues to expect fully diluted weighted average shares outstanding of approximately 50 million for 2006.

Preliminary Outlook for 2007

The Company has previously stated its long-term growth targets of 20% - 25% for the top and bottom line. However, based on the continued strength of the Brand and its ability to extend product scope and distribution, the Company believes 2007 net revenues and income from operations will exceed the long-term 20% - 25% growth targets.

Mr. Plank concluded, “Under Armour is a growth company. Our focus remains on achieving all of our strategic and financial goals while continuing to assemble and invest in building the Brand globally. We remain diligent about our reinvestment in four areas of concentration: Aggressive research and development of performance products, impactful marketing of our succinct Brand messages, building our international and footwear businesses, and strengthening our operations and systems infrastructure.”

Conference Call and Webcast

Under Armour will host a conference call and webcast to discuss its financial results today, October 31st, at 8:30 a.m. EST. This call will be webcast live at investor.underarmour.com and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at investor.underarmour.com. The Company’s financial results are also available online at investor.underarmour.com.

About Under Armour, Inc.

Under Armour® (NASDAQ: UARM) is a leading developer, marketer and distributor of branded performance apparel, footwear and accessories. The brand’s moisture-wicking synthetic fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional natural fiber products. The Company’s products are sold worldwide and worn by professional football, baseball, and soccer players, as well as athletes in major collegiate and Olympic sports. The Under Armour European headquarters is located in Amsterdam’s Olympic Stadium, and its global headquarters is located in Baltimore, MD. For further information, please visit the Company’s website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: our ability to manage our growth effectively; our ability to maintain effective internal controls; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; our ability to accurately forecast consumer demand for our products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and changes in general economic or market conditions, including as a result of political or military unrest or terrorist attacks. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

Quarter and Nine Months Ended September 30, 2006 and 2005

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended 9/30/06	% of Net Revenues	Quarter Ended 9/30/05	% of Net Revenues	Nine Months Ended 9/30/06	% of Net Revenues	Nine Months Ended 9/30/05	% of Net Revenues
Net revenues	$127,745	100.0%	$86,606	100.0%	$295,406	100.0%	$193,750	100.0%
Cost of goods sold	63,070	49.4%	43,641	50.4%	148,212	50.2%	100,396	51.8%

Gross profit	64,675	50.6%	42,965	49.6%	147,194	49.8%	93,354	48.2%
Operating expenses
Selling, general and administrative expenses	42,692	33.4%	28,482	32.9%	107,662	36.4%	70,329	36.3%

Income from operations	21,983	17.2%	14,483	16.7%	39,532	13.4%	23,025	11.9%

Other income (expense)
Interest income (expense), net	177	0.1%	(836)	(0.9)%	1,058	0.3%	(2,124)	(1.1)%

Income before income taxes	22,160	17.3%	13,647	15.8%	40,590	13.7%	20,901	10.8%
Provision for income taxes	6,190	4.8%	5,261	6.1%	13,462	4.5%	8,176	4.2%

Net income	15,970	12.5%	8,386	9.7%	27,128	9.2%	12,725	6.6%

Accretion of and cumulative preferred dividends on Series A Preferred Stock	—	0.0%	599	0.7%	—	0.0%	1,796	1.0%

Net income available to common shareholders	$15,970	12.5%	$7,787	9.0%	$27,128	9.2%	$10,929	5.6%

Net income available per common share
Basic	$0.34		$0.21		$0.58		$0.30
Diluted	$0.32		$0.20		$0.55		$0.29

Weighted average common shares outstanding
Basic	47,164		36,571		46,848		35,871
Diluted	49,599		39,324		49,512		38,064

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended 9/30/06	Quarter Ended 9/30/05	% Change	Nine Months Ended 9/30/06	Nine Months Ended 9/30/05	% Change
Mens	$79,233	$57,476	37.9%	$173,620	$129,545	34.0%
Womens	26,513	18,067	46.8%	59,586	36,770	62.1%
Youth	10,980	6,783	61.9%	22,095	13,241	66.9%

Apparel	116,726	82,326	41.8%	255,301	179,556	42.2%
Footwear	2,001	—	—	17,585	—	—
Accessories	3,794	1,050	261.3%	11,481	7,359	56.0%

Total net sales	122,521	83,376	47.0%	284,367	186,915	52.1%
Licensing revenues	5,224	3,230	61.7%	11,039	6,835	61.5%

Total net revenues	$127,745	$86,606	47.5%	$295,406	$193,750	52.5%

Under Armour, Inc.

As of September 30, 2006, December 31, 2005 and September 30, 2005

(in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 9/30/06	As of 12/31/05	As of 9/30/05
Assets
Cash and cash equivalents	$44,257	$62,977	$324
Accounts receivable, net	89,667	53,132	58,690
Inventories	74,972	53,607	50,277
Prepaid expenses, income taxes receivable and other current assets	8,105	5,252	4,900
Deferred income taxes	12,774	6,822	8,185

Total current assets	229,775	181,790	122,376

Property and equipment, net	25,804	20,865	20,192
Intangible asset, net	8,250	—	—
Deferred income taxes	192	—	—
Other non-current assets	948	1,032	1,955

Total assets	$264,969	$203,687	$144,523

Liabilities, Mandatorily Redeemable Securities and Stockholders’ Equity
Revolving credit facility	$—	$—	$23,101
Accounts payable, accrued expenses and income taxes payable	60,941	43,864	44,942
Current maturities of long term debt	3,626	3,808	6,486

Total current liabilities	64,567	47,672	74,529

Long term debt, net of current maturities	3,593	4,583	26,955
Deferred income taxes	—	330	586
Other long term liabilities	396	272	215

Total liabilities	68,556	52,857	102,285

Mandatorily Redeemable Series A Preferred Stock	—	—	8,488

Total stockholders’ equity	196,413	150,830	33,750

Total liabilities, mandatorily redeemable securities and stockholders’ equity	$264,969	$203,687	$144,523